Exhibit 10.77
JV 333369
REAL ESTATE PURCHASE AND SALE AGREEMENT
BETWEEN
American Storage Properties North LLC , as SELLER
AND
Acadia Storage Post Metropolitan Avenue LLC, as BUYER
FOR
4805 Metropolitan Avenue, Unit 2, Maspeth, Queens, New York

REAL ESTATE PURCHASE AND SALE AGREEMENT
Table of Contents

ARTICLE 1	PURCHASE AND SALE

ARTICLE 2	BASIC TERMS

ARTICLE 3	REPRESENTATIONS, WARRANTIES, AND COVENANTS

	3.1	Representations, Warranties, and Covenants by Seller
	3.2	No Other Representations and Warranties by Seller
	3.3	Representations, Warranties, and Covenants by Buyer
	3.4	Buyer’s Reliance on Own Investigation; “AS-IS” Sale

ARTICLE 4	THE TRANSACTION

	4.1	Escrow
	4.2	Purchase Price
		4.2.1	Earnest Money
		4.2.2	Retention and Disbursement of Earnest Money
		4.2.3	Cash at Closing
	4.3	Conveyance by Deed

ARTICLE 5	TITLE AND SURVEY

	5.1	Title Commitment
	5.2	Subsequent Matters Affecting Title and Survey

ARTICLE 6	CONDITION OF THE PROPERTY

	6.1	Inspections
	6.2	Entry onto Property
	6.3	Management of the Property

ARTICLE 7	CLOSING

	7.1	Buyer’s Conditions Precedent to Closing
	7.2	Seller’s Conditions Precedent to Closing
	7.3	Deposits in Escrow
		7.3.1	Seller’s Deposits
		7.3.2	Buyer’s Deposits
		7.3.3	Joint Deposits
		7.3.4	Other Documents
	7.4	Costs
	7.5	Prorations

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	7.6	Insurance
	7.7	Close of Escrow
	7.8	Possession
	7.9	Recorded Instruments

ARTICLE 8	CONDEMNATION AND CASUALTY

ARTICLE 9	NOTICES

ARTICLE 10	SUCCESSORS AND ASSIGNS

ARTICLE 11	BROKERS

ARTICLE 12	COVENANT NOT TO RECORD

ARTICLE 13	DEFAULT

	13.1	Default By Buyer
	13.2	Default By Seller

ARTICLE 14	NON-DEFAULT TERMINATION

ARTICLE 15	INDEMNITIES

	15.1	Seller Indemnity
	15.2	Buyer Indemnity
	15.3	Unknown Environmental Liabilities
	15.4	Release
	15.5	Survival

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ARTICLE 16	MISCELLANEOUS

	16.1	Survival of Representations, Covenants, and Obligations
	16.2	Attorneys’ Fees
	16.3	Publicity
	16.4	Captions
	16.5	Waiver
	16.6	Time
	16.7	Controlling Law
	16.8	Severability
	16.9	Construction
	16.10	Execution
	16.11	Amendments
	16.12	Entire Agreement
	16.13	Tax Free Exchange
	16.14	Counterparts
RECEIPT BY ESCROWHOLDER
Exhibits

Exhibit A -	Condominium Unit Deed (Schedule 1 — Legal Description)
Exhibit B -	Bill of Sale (Schedule 1 — Personal Property, Schedule 2 — Legal Description)
Exhibit C-1 -	Copy of Construction Contract
Exhibit C-2 -	Copies of all contracts affecting the Property
Exhibit D -	Exceptions to Seller’s Representations and Warranties
Exhibit E -	Certificate of Non-Foreign Status
Exhibit F -	Assignment and Assumption of Construction and Development Contracts
Exhibit G -	[Intentionally Deleted]
Exhibit H -	Seller’s Certificate
Exhibit I -	Buyer’s Certificate
Exhibit J -	Assignment and Assumption of Real Estate Purchase and Sale Agreement

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REAL ESTATE PURCHASE AND SALE AGREEMENT
     THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into as of the Effective Date (as defined below) between American Storage Properties North LLC, a Delaware limited liability company, (referred to as “Seller”), and Acadia Storage Post Metropolitan Avenue LLC, a Delaware limited liability company (hereinafter referred to as “Buyer”).
RECITALS
     A. Seller is the owner of that certain land located at 4805 Metropolitan Avenue, Unit 2, The 48-05 Metropolitan Avenue Condominium, Maspeth, Queens, New York as more completely described on Schedule 1 attached hereto and made a part hereof.
     B. Seller desires to sell the Property to Buyer and Buyer desires to purchase the Property from Seller.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto intending to be legally bound hereby, agree as follows:
ARTICLE 1
PURCHASE AND SALE
     1.1 Subject to the terms and conditions contained herein, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, the Property.

ARTICLE 2
BASIC TERMS
     2.1 As used herein, the following Basic Terms are hereby defined as follows:

Buyer’s Address for Notice	Robert Masters, Esq.
c/o Acadia Realty Trust
1311 Mamaroneck Avenue, Suite 260
White Plains, New York 10605
Telephone: 914-288-8139
Facsimile: 914-428-3646

With a copy to:

Mr. Marc Slayton
c/o Post Management, LLC
204 West 84th Street, 2nd Floor
New York, New York 10024
Telephone: 212-799-8800
Facsimile: 212-799-8801

Buyer’s Taxpayer
Identification Number

Closing Date	Closing shall occur on the date that Closing occurs under that certain Real Estate Purchase and Sale Agreement effective as of November 30, 2007 between Suffern Self Storage, L.L.C., Jersey City Self Storage, L.L.C., Linden Self Storage, L.L.C., Webster Self Storage, L.L.C., Bronx Self Storage, L.L.C, American Storage Properties North LLC, and The Storage Company LLC and Acadia Storage Post LLC for the sale of ten (10) storage facilities described in said agreement, as it may be amended from time to time (the “Portfolio Sale Agreement”). If Buyer does not proceed to Closing under the Portfolio Sale Agreement for any reason other than a default by Seller or failure of Seller to satisfy conditions precedent to Closing, Buyer shall either (i) proceed to Closing under this Agreement no later than March 3, 2008 or such earlier date agreed to by Seller and Buyer or (ii) terminate this Agreement and Seller shall be entitled to keep the Earnest Money as liquidated damages. Any extensions of the Closing Date for title issues pursuant to Section 5.2 hereof shall cause the Closing Date of the Portfolio Sale Agreement to be extended for the same amount of time. Likewise, any extensions of the Closing Date for title issues pursuant to Section 5 of the Portfolio Sale Agreement shall cause the Closing Date hereunder to be extended for the same amount of time.

Earnest Money	$500,000 non-refundable deposit in cash to be held by Escrowholder

Effective Date	The date the last of Buyer or Seller has executed this Agreement

Escrowholder	Lolly Avant
Fidelity National Title Insurance Company
National Title Services
1330 Post Oak Blvd., Suite 2330
Houston, Texas 77056
Office Ph: 713-621-9960
Toll: 800-879-1677
Cell: 281-217-9517
Fax: 713-623-4406
Direct Fax: 713-600-2582

Email: lavant@fnf.com

Involved Seller Representative(s)	Tom Spragg and Robin Smith, employees of
(re: Representations,	Northwestern Investment Management
Warranties, and Covenants by Seller)	Company, LLC,
Andrew J. Czekaj, Manager of American Storage Properties North Investors LLC

Materiality Limit	$500,000
(re: Casualty and Condemnation)

Property	Seller’s interest in the land described in Schedule 1 to Exhibit A attached hereto, together with all rights, privileges, and easements appurtenant to the land, including all rights, outlots, privileges, easements, and rights of way appurtenant to the land, access to a public way, right, title and interest in and to any land lying in the bed of any street, road or avenue opened or proposed, appurtenant to, abutting or adjoining the Land, to the center line thereof, right, title and interest in and to any award made or to be made in lieu thereof, and in and to any unpaid award for damage to the Land by reason of change of any grade of any street and any land use entitlements, including any certificates of occupancy, special exceptions, variances or site plan approvals or other authorizations issued or granted by any governmental authority (hereinafter referred to as the “Land”), together with a 50% undivided interest in the common elements appurtenant thereto (the “Common Elements”) and (i) all agreements, contracts and/or governmental approvals relating to securing all utilities (including, but not limited to, electric, gas, telephone, cable television, public water and sanitary sewer facilities) to the Land (ii) all approvals, licenses permits and contracts for the proposed development of the Land and construction of improvements thereon, (iii) agreements with all vendors relating to the development and construction of improvements on the Land, including, without limitation, any plans and specifications, and agreements and/or contracts for materials and supplied for said development and construction, to the extent assignable (the “Personal Property”, together with the Land and Common Elements, the “Property”).

Purchase Price	$10,653,251.63 as of January 31, 2008, with an increase in the Purchase Price per day thereafter in the amount of $2,082.31 through and including the date of Closing. In the event any additional draws are to be paid prior to Closing for construction costs, Buyer shall be responsible for payment of same either directly or by an increase in the Purchase Price.

Seller’s Address for Notice	The Northwestern Mutual Life
Insurance Company
720 East Wisconsin Avenue
Milwaukee, WI 53202
Attn: Nicholas DeFino,
Director — Asset Management
Telephone: 414-665-7315
Fax: 414-625-7315
E-Mail: nickdefino@northwesternmutual.com

with copies to:	The Northwestern Mutual Life
Insurance Company
8444 Westpark Drive, Suite 600
McLean, Virginia 22102
Attn: Robin Smith,
Director — Field Asset Management
Telephone: 703-269-6600
Fax: 703-288-9181
E-Mail: robingsmith@northwesternmutual.com

and

With copies to:	Stephen J. Garchik
American Storage Properties North Investors, LLC
9001 Congressional Court
Potomac, Maryland 20854
Telephone: 301-299-8616
Fax: 301-365-9154
Email: Garchik@aol.com

and

Andrew J. Czekaj
American Storage Properties North Investors, LLC
560 Herndon Parkway, Suite 210
Herndon, Virginia 20170
Telephone: 703-925-5215
Fax: 703-709-0638
e-mail: Andrew.czekaj@cambridgeus.com

and

Kathleen M. Weinstein, Esq.
Snider & Weinstein PLLC
900 17th Street, N.W., Suite 410
Washington, D.C. 20006
Telephone: 202-293-9400
Fax: 202-293-9401
e-mail: kathleen.weinstein@sniderweinstein.com

Seller’s Brokers	CB Richard Ellis, Inc.
Steve Hrysko
200 Public Square, Suite 2560
Cleveland, OH 44114
Telephone: 216-363-6475

Transwestern Commercial Services
Attn: Gerald Trainor
1667 K Street, N.W., Suite 300
Washington, D.C. 20006
Telephone: 202-775-7091

Title Insurer	First American Title Insurance Company of New York
633 Third Avenue
New York, NY 10017-6706
Attn: Phillip Salomon
Telephone: 212-551-9437
Facsimile: 212-331-1559
E-mail: psalomon@firstam.com

ARTICLE 3
REPRESENTATIONS, WARRANTIES, AND COVENANTS
     3.1 Representations, Warranties, and Covenants by Seller. Subject to the limitations set forth in Sections 3.2 and 15.1 hereof, Seller hereby represents and warrants to Buyer that:
(a)	Seller has the full legal power, authority, and right to execute, deliver, and perform its obligations under this Agreement, and Seller’s performance hereunder has been duly authorized by all requisite action on the part of Seller, and no remaining corporate action is required to make this Agreement binding on Seller. Seller has duly executed this Agreement and it is binding on and enforceable against Seller.

(b)	Seller has no employees and shall have none as of the Closing Date and there are no employment agreements with Seller which shall be binding on Purchaser after the Closing.

(c)	None of the entities comprising Seller, any person or entity owning (directly or indirectly) a ten percent (10%) or greater ownership interest in any of the entities comprising Seller, nor any guarantor and/or indemnitor of the obligations of Seller hereunder: (i) is now or shall become, a person or entity with whom Buyer is restricted from doing business with under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those names on OFAC’s Specially Designated Nationals and Blocked Person list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action: (ii) is now or shall become, a person or entity with whom Buyer is restricted from doing business with under the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, or the regulations or orders thereunder: and (iii) is not knowingly engaged in, and shall not engage in, any dealings or transaction, or be otherwise associated with such persons or entities described in (i) and (ii) above.

(d)	Except as set forth on Exhibit D, Seller has not been served in any litigation involving or related to the Property which is currently pending and which would have a material impact on Buyer’s ownership or operation of the Property.

(e)	Seller has received no written governmental notice of any actual condemnation of the Property or any part thereof nor, to Seller’s Actual Knowledge, has Seller received any written governmental notice of any threatened condemnation of the Property or any part thereof.

(f)	To Seller’s Actual Knowledge, and to the actual knowledge of Frederick W. Bessette, Esq., Assistant General Counsel for The Northwestern Mutual Life Insurance Company, Seller has not received any written notice from a governmental agency of a violation of any Hazardous Substance Laws. For purposes of this Agreement, the term:
(i)	“Hazardous Substance Laws” means any local, state or federal law or regulation relating to the use or disposition of Hazardous Material, including, without limitation, the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act, the Toxic Substance Control Act, the Safe Drinking Water Control Act, the Federal Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, and the Occupational Safety and Health Act, as the same may be amended from time to time.
(g)	Based upon the Seller’s title insurance policy for the Property, Seller owns good and marketable title to the Property, free and clear of all liens and encumbrances except for the Permitted Exceptions and all agreements and contracts entered into in connection with the construction and development of the Property.

(h)	There are no special or other governmental, quasi-governmental, public or private assessments for public improvements or otherwise now affecting the Property (other than those special assessments or typical municipal maintenance and operation of such items as sewer, water, drainage, and the like which appear annually as a part of the real estate tax bills affecting the Property) and (b) to Seller’s Actual Knowledge, there are no contemplated improvements affecting the Property that may result in special assessments affecting the Property;

(i)	Seller has not received any notice from the insurance company insuring the Property to correct any deficiencies in the physical condition of the Property.

(j)	Seller has entered into a contract for the construction of the “Contemplated Improvements” as described on Exhibit C-1. Such contract is in full force and effect and neither Seller nor, to the Seller’s Actual Knowledge, the General Contractor is in default thereunder.

(k)	Seller has delivered true, correct and complete copies of all contracts it has entered into with respect to the Property which it has listed on Exhibit C-2, all of which, to Seller’s Actual Knowledge, are in full force and effect except for those listed on Exhibit C-2.

(l)	Except for this Agreement and any documents relating to the condominium, to Seller’s Actual Knowledge, there are no outstanding agreements, options, rights of first offer, rights of first refusal, conditional sales agreements or other agreements or amendments, regarding the purchase and sale of the Property or the lease or occupancy of any part of the Land.

(m)	Seller is current in the payment of all of its Condominium common charges.
     Buyer hereby acknowledges that (i) Seller makes no representations or warranties concerning any patents, trademarks, copyrights, or other intellectual property rights and (ii) “Seller’s Actual Knowledge,” upon which all of the representations and warranties set forth in this Article are based, means only the current actual knowledge of the Involved Seller Representative(s), without conducting any investigations whatsoever, or inquiry or review of files in Seller’s possession or control in connection with this transaction or the making of the representations contained in this Article. To Seller’s Actual Knowledge, there are no employees of Seller or Northwestern Investment Management Company, LLC, who have information regarding the representations and warranties set forth in this Section which would be superior to that of the Involved Seller Representative(s). Seller shall promptly notify Buyer of any event or circumstance which makes any representation or warranty by Seller in this Agreement untrue. At Closing, as defined in Section 7.7 hereof, Seller shall deliver to Buyer a Seller’s Certificate in the form of Exhibit H attached hereto.
     The representations of Seller in this Section 3.1 shall survive Closing for nine months.
     3.2 No Other Representations and Warranties by Seller. Except as set forth in Section 3.1 hereof and the representations expressly set forth in any documents executed by Seller and to be delivered to Buyer at Closing, Seller makes no other, and specifically negates and disclaims any other representations, warranties, promises, covenants, agreements, or guarantees of any kind or character whatsoever, whether express or implied, oral, or written, past, present, or future, with respect to the Property, including, without limitation: (i) the ownership, management, and operation of the Property; (ii) title to the Property; (iii) the physical condition, nature, or quality of the Property, including, without limitation, the quality of the soils on and under the Property, and the quality of the labor and materials included in the Improvements, fixtures, equipment, or Personal Property comprising a portion of the Property; (iv) the fitness of the Property for any particular purpose; (v) the presence or suspected presence of Hazardous Material on, in, under, or about the Property (including, without limitation, the soils and groundwater on and under the Property); (vi) the compliance of the Property with applicable governmental laws or regulations, including, without limitation, the Americans with Disabilities Act of 1990, environmental laws and laws or regulations dealing with zoning or land use; or (vii) the past or future operating results and value of the Property (which matters described in clauses (i)-(vii) above are hereinafter collectively referred to as “Condition and Quality of the Property”). Except as is expressly set forth in this Agreement to the contrary, Buyer acknowledges that it is not relying upon any representation of any kind or nature made by Sellers or Broker or any of Seller’s respective direct or indirect members, partners, officers, directors, employees or agents (collectively, the “Seller Related Parties”) with respect to the Property, and that, in fact, no such representations were made except as expressly set forth in this Agreement.

     3.3 Representations, Warranties, and Covenants by Buyer. Buyer hereby represents and warrants to Seller that:
(a)	Buyer has the full legal power, authority, and right to execute, deliver, and perform its legal obligations under this Agreement, and Buyer’s performance hereunder has been duly authorized by all requisite action on the part of Buyer, and no remaining action is required to make this Agreement binding on Buyer. Buyer has duly executed this Agreement and it is binding on and enforceable against Buyer.

(b)	Buyer shall deliver to Seller, pursuant to the provisions of Subsection 6.3.1 hereof, any and all environmental reports on or concerning the Property that will be prepared by Buyer or on Buyer’s behalf.

(c)	All documents and information relating to the Property which are disclosed to or obtained by Buyer during the term of this Agreement (“Property Information”) shall be held by Buyer in strict confidence. Buyer shall not disclose Property Information to any third party except (a) to Buyer’s partners, directors, officers and employees, investors and/or to its lenders, professional advisors, outside counsel, and employees (“Buyer Parties”), and if so disclosed, then only to the extent necessary to facilitate Buyer’s evaluation of the condition of the Property or its financing of the same on a “need-to-know” basis; (b) a required disclosure to any governmental, administrative, or regulatory authority having or asserting jurisdiction over either Buyer, Seller, or the Property; or (c) to any person entitled to receive such information pursuant to a subpoena or other legal process. Notwithstanding the foregoing, Property Information shall not include the following: (i) information which has been or becomes generally available to the public other than as a result of a disclosure by Seller; or (ii) information which was available to Buyer on a non-confidential basis prior to its disclosure to Buyer by Seller. Buyer shall inform all Buyer Parties to whom it has disclosed Property Information of the confidential nature of the same, and Buyer shall be responsible in the event that such Buyer Parties fail to treat such Property Information confidentially.

(d)	Buyer has the financial capacity to perform its obligations under this Agreement.

(e)	Neither Buyer, any person or entity owning (directly or indirectly) a ten percent (10%) or greater ownership interest in Buyer, nor any guarantor and/or indemnitor of the obligations of Buyer hereunder: (i) is now or shall become, a person or entity with whom Seller is restricted from doing business with under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated Nationals and Blocked

Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; (ii) is now or shall become, a person or entity with whom Seller is restricted from doing business with under the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, or the regulations or orders thereunder; and (iii) is not knowingly engaged in, and shall not engage in, any dealings or transaction, or be otherwise associated with such persons or entities described in (i) and (ii) above.
     Buyer shall promptly notify Seller of any event or circumstance which makes any representation or warranty by Buyer under this Agreement untrue. At Closing, Buyer shall deliver to Seller a Buyer’s Certificate in the form of Exhibit I attached hereto. The provisions of Subsections 3.3(b) and (c) shall survive the termination of this Agreement indefinitely.
     3.4 Buyer’s Reliance on Own Investigation; “AS-IS” Sale.
(a)	Buyer agrees and acknowledges that, as of the Closing Date, Buyer shall have made such feasibility studies, investigations, title searches, environmental studies, engineering studies, inquiries of governmental officials, and all other inquiries and investigations as Buyer shall deem necessary to satisfy itself as to the Condition and Quality of the Property.

(b)	Except as represented and warranted by Seller pursuant to the terms and provisions of Section 3.1 hereof, or in any document required to be executed by Seller and delivered to Buyer at Closing, Buyer acknowledges and agrees that, at Closing, Buyer shall buy the Property in its then condition, “AS IS, WHERE IS,” with all faults and solely in reliance on Buyer’s own investigation, examination, inspection, analysis, and evaluation. Buyer is not relying on any statement or information made or given, directly or indirectly, orally or in writing, express or implied, by Seller, its agents or broker as to any aspect of the Property, including without limitation, the Condition and Quality of the Property (as defined in Section 3.2 hereof), but rather, is and will be relying on independent evaluations by its own personnel or consultants to make a determination as to the physical and economic nature, condition, and prospects of the Property.

(c)	The agreements and acknowledgments contained in this Section 3.4 constitute a conclusive admission that Buyer, as a sophisticated, knowledgeable investor in real property, shall acquire the Property solely upon its own judgment as to any matter germane to the Property or to Buyer’s contemplated use or investment in the Property, and not upon any statement, representation or warranty by Seller or any agent or representative of Seller (including Seller’s Broker), which is not expressly set forth in this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, as a sophisticated and knowledgeable investor in real property, Buyer is aware that mold, water damage, fungi, bacteria, indoor air pollutants or other biological growth or growth factors (collectively called “Indoor Air Pollutants”) may exist at the Property and that such Indoor Air Pollutants may be undiscoverable during routine or invasive inspections, ownership, or operations of the Property. In evaluating its purchase of the Property and determining the Purchase Price, Buyer has taken (or shall take) these matters into account, and Buyer shall assume, at Closing, the risk of all Indoor Air Pollutants, including, without limitation, those resulting from patent or latent construction defects.
     The provisions of this Section 3.4 shall survive Closing.
ARTICLE 4
THE TRANSACTION
     4.1 Escrow. In order to effectuate the conveyance contemplated by this Agreement, the parties hereto agree to open an escrow account with Escrowholder. A copy of this Agreement shall be delivered to, and receipt thereof shall be acknowledged by, Escrowholder upon full execution hereof by Seller and Buyer.
     4.2 Purchase Price. Subject to the provisions hereof, Buyer agrees to pay the Purchase Price for the Property to Seller as follows:
          4.2.1 Earnest Money. Simultaneously with full execution of this Agreement, Buyer shall deposit with Escrowholder the Earnest Money in cash or other immediately payable funds. If Buyer fails to timely deposit the Earnest Money with Escrowholder this Agreement shall become null and void.
          4.2.2 Retention and Disbursement of Earnest Money. If the transaction contemplated by this Agreement closes in accordance with the terms and conditions of this Agreement, then at Closing the Earnest Money and all interest earned thereon shall be applied against the Purchase Price. In the event of a default by Buyer, the Earnest Money shall be delivered to Seller pursuant to the terms herein and all interest earned thereon shall be paid to Seller. The Earnest Money, if in the form of cash, shall be held in an interest-bearing account at a federally-insured bank in the name of Buyer. Escrowholder shall not disburse any of the Earnest Money except in accordance with (a) this Agreement; (b) written instructions executed by both Buyer and Seller; or (c) as follows:
          If Buyer or Seller, by notice to Escrowholder, makes demand upon Escrowholder for the Earnest Money (the “Demanding Party”), Escrowholder shall, at the expense of the

Demanding Party, give notice of such demand (the “Notice of Demand”) to the other party (the “Other Party”). If Escrowholder does not receive notice from the Other Party contesting such disbursement of the Earnest Money within five (5) business days from the date on which the Notice of Demand was given, Escrowholder shall disburse the Earnest Money to the Demanding Party. If Escrowholder does receive notice from the Other Party contesting such disbursement of the Earnest Money within five (5) business days from the date on which the Notice of Demand was given, then Escrowholder shall thereafter disburse the Earnest Money only in accordance with written instructions executed by both Buyer and Seller, or if non, then in accordance with a final, non-appealable court order.
Seller and Buyer shall indemnify and hold Escrowholder harmless from all costs and expenses incurred by Escrowholder, including reasonable attorneys’ fees, by reason of Escrowholder being a party to this Agreement, except for any costs and expenses (a) incurred by Escrowholder as a result of any failure by Escrowholder to perform its obligations under this Agreement or (b) arising out of the negligence or misconduct of Escrowholder. In the event of any disagreement between Seller and Buyer resulting in adverse claims or demands being made in connection with the Earnest Money, Escrowholder, upon written notice to Seller and Buyer, may commence an interpleader action and deposit the Earnest Money with a court of competent jurisdiction.
          4.2.3 Cash at Closing. Buyer shall pay to Seller, by depositing with Escrowholder, in cash or other immediately payable funds, the Purchase Price less the Earnest Money (plus the accrued interest thereon) held by Escrowholder, plus costs to be paid by Buyer pursuant to Section 7.4 hereof, and plus or minus prorations and adjustments shown on the closing statements executed by Buyer and Seller.
     4.3 Conveyance by Deed. Subject to the provisions hereof, on the Closing Date Seller shall convey the Property to Buyer by a bargain and deed with covenants against grantor’s acts (the “Deed”) in the form of Exhibit A attached hereto, subject to those matters set forth therein and a Bill of Sale. If necessary, the form of Deed shall be modified so as to be recordable in the jurisdiction where the Property is located.
ARTICLE 5
TITLE AND SURVEY
     5.1 Title Commitment. Buyer shall, as soon as reasonably possible after the Effective Date, cause Title Insurer to deliver to Buyer and Seller, a title commitment (the “Commitment”) with respect to the Property, together with a legible copy of each instrument that is listed as an exception in the Commitment, with the cost thereof to be paid in accordance with Section 7.4 hereof. All matters affecting title to the Property and set forth in the Commitment shall be deemed approved by Buyer and shall be deemed to be “Permitted Exceptions.”
     At Closing, Seller and Marc Slayton shall provide Title Insurer with a Title Affidavit and GAP Indemnity in a form reasonably acceptable to Seller and Title Insurer. Under no circumstances shall Seller be obligated to give Title Insurer any certificate, affidavit, or other undertaking of any sort which would have the effect of increasing the potential liability of Seller over that which it would have by giving Buyer the Deed required hereunder.
     5.2 Subsequent Matters Affecting Title and Survey. If Buyer’s survey or the title insurance policy which would otherwise be delivered to Buyer at Closing, reflects as exceptions to the Title Policy, any items other than Permitted Exceptions, such items shall if and only if Buyer shall give written notice thereof to Seller no later than the Closing Date, be deemed “Objectionable Items,” and if Buyer shall so give notice to Seller, then:
(a)	the Closing shall be postponed to the first business day which is fifteen (15) days after the Closing Date, or such earlier date as may be mutually agreed to between Buyer and Seller; and

(b)	Seller shall notify Buyer within five (5) days after Seller’s receipt of Buyer’s notice of Objectionable Items, as to which Objectionable Items Seller is unwilling or unable to cure, in which event Buyer may elect to terminate this Agreement in accordance with Article 14 or proceed to Closing without a reduction in the Purchase Price.

(c)	Notwithstanding (b) above, (i) Seller shall be obligated to remove only those Objectionable Items which were voluntarily caused or permitted by the Seller, (ii) Seller shall obtain a satisfaction and release of or bond over any monetary liens, including, without limitation, any and all mortgages, mechanics liens and judgment liens which are Objectionable Items and (iii) Seller shall be obligated to spend $75,000 to cure any other Objectionable Items not set forth in the preceding subsections (i) and (ii).
ARTICLE 6
CONDITION OF THE PROPERTY
     6.1 Inspections. BUYER HAS BEEN EXPRESSLY ADVISED BY SELLER TO CONDUCT AN INDEPENDENT INVESTIGATION AND INSPECTION OF THE PROPERTY (subject to the provisions hereof), UTILIZING EXPERTS AS BUYER DEEMS NECESSARY. Prior to the Effective Date, Buyer had the right to conduct at its own expense, an inspection of the Property. Buyer hereby confirms that it has approved all aspects of the Property, including title, survey and environmental condition.
     6.2 Entry onto Property. Notwithstanding anything contained herein to the contrary, Buyer, its contractors and/or agents, may only enter onto the Property during the term of this Agreement provided Buyer has obtained the prior authorization of Seller, which includes authorization from Marc Slayton, and then only in the company of Seller or its agents, which includes Marc Slayton. Seller shall respond to Buyer’s requests for authorization to enter onto the Property within a reasonable period of time, and shall cooperate with Buyer in good faith to make arrangements for Seller or its agents to so accompany Buyer, its contractors and/or agents. Buyer’s rights to enter the Property shall be subject to the rights of the tenant(s), including without limitation, rights of quiet enjoyment, and Buyer agrees that it will not unreasonably interfere with any tenant or contractor on the Property or Seller’s operation of the Property.
     Upon Buyer’s execution of this Agreement and prior to Buyer entering onto the Property, Buyer and/or its agents or contractors shall obtain and keep in full force and effect, insurance as set forth, with Seller listed as certificate holder and naming Seller and its wholly-owned affiliates, subsidiaries, and agents as additional insureds on the Commercial General Liability and Business Automobile insurance policies, and shall provide Seller with certificates of insurance satisfactory to Seller evidencing such insurance.

Type	Limits
Worker’s Compensation/Employer’s Liability	Statutory/$500,000

Commercial General Liability	$1,000,000/occurrence
$2,000,000/aggregate

Business Automobile Liability	$1,000,000 Combined
Single Limit
     The aforesaid coverages shall be maintained throughout the term of this Agreement. Furthermore, any coverage written on a “Claims-Made” basis shall be kept in force, either by renewal or the purchase of an extended reporting period, for a minimum period of one (1) year following the Closing or other termination of this Agreement. Such insurance shall be issued by an insurer with an A.M. Best financial strength and size rating of “A-/XV” or better. Nothing herein contained shall in any way limit Buyer’s liability under this Agreement or otherwise.
     Buyer shall observe, and cause its agents and contractors to observe, all appropriate safety precautions in connection with Buyer’s entry onto the Property and cause its agents and contractors not to cause any damage to the Property, injury to any person or to the environment, or interference with any ongoing operations at the Property. Buyer shall indemnify, defend, and hold Seller and its wholly-owned affiliates, subsidiaries, agents, employees, officers, directors, trustees, or other representatives of Seller (collectively, the “Indemnified Parties”) harmless from and against any losses, damages, expenses, liabilities, claims, demands, and causes of action (together with any legal fees and other expense incurred by any of the Indemnified Parties in connection therewith), resulting directly or indirectly from, or in connection with, any entry upon the Property by Buyer, or its agents, employees, contractors, or other representatives, including, without limitation, any losses, damages, expenses, liabilities, claims, demands, and causes of action resulting, or alleged to be resulting, from injury or death of persons, or damage to the Property or any other property, or mechanic’s or materialmen’s liens placed against the Property in connection with Buyer’s inspection thereof. Buyer agrees to promptly repair any damage to the Property directly or indirectly caused by any acts of Buyer, or its agents or contractors, and to restore the Property to the condition that existed prior to Buyer’s entry. Notwithstanding the foregoing, Buyer shall have no liability or obligation with respect to any adverse condition which existed at the Property prior to Buyer’s inspection, except to the extent Buyer’s inspection exacerbates such adverse condition. This Section shall survive Closing or other termination of this Agreement.
     6.3 Management of the Property.
     A. Prior to the Closing Date, Seller shall, at Seller’s sole cost and expense:
          1. Promptly deliver to Buyer a copy of any notice issued or received by Involved Seller Representatives (including, without limitation, a notice of default) received under any mortgage or insurance policy and comply with such notice provided same is correct;
          2. Promptly deliver notice to the Buyer of all correspondence, actions, suits, claims and other proceedings of which the Involved Seller Representatives have received written notice, affecting the Property, or the use, possession or occupancy thereof received by the Involved Seller Representatives or of any damage or proposed taking or of any violations of any Hazardous Substances Laws of which notice was provided to the Involved Seller Representatives;
          3. Promptly deliver copies of notices to Buyer of releases of Hazardous Material received by Involved Seller Representatives or any actual or threatened condemnation of the Property or any portion thereof, which, to Seller’s Actual Knowledge, has been given by or on behalf of any federal, state or local agency;
          4. Maintain all existing and current licenses, permits and governmental approvals (collectively referred to as the “Permits”) in full force and effect and promptly deliver notice to Buyer of any intention of Seller or its affiliates to seek any new Permit as well as copies of any written notices of violations;
          5. Maintain the current insurance policies on the Property;
          6. Seller agrees to cooperate with Buyer’s reasonable requests for documents or information in connection with Buyer’s acquisition of the Property (excluding forecasts, budgets and projections), provided there is no additional expense to Seller and that such information is readily available to Seller and that such cooperation does not create any additional financial obligations or liability for the Seller
     B. Prior to the Closing Date, Seller shall not and shall cause its affiliates not to:
          1. Modify, amend, renew, extend, terminate or otherwise alter any contracts of the Seller or its affiliates affecting the Property , which will remain in effect more than thirty (30) days after Closing, except for change orders relating to construction, which shall not require the consent of Buyer;
     C. Buyer shall be notified by Seller promptly if the occurrence of any of the following has occurred to Seller’s Actual Knowledge: fire or other casualty causing damage to the Property, or any portion thereof; receipt of notice of eminent domain proceedings or condemnation of or affecting the Property, or any portion thereof; receipt of notice from any governmental authority or insurance underwriter relating to the condition, use or occupancy of the Property, or any portion there of, setting forth any requirements with respect thereto receipt of any notice of default from the holder of any lien or security interest in or encumbering the Property, or any portion thereof; notice of any actual litigation against Seller or affecting or relating to the Property, or any portion thereof; or the commencement of any strike, lock-out, boycott or other labor trouble affecting the Property, or any portion thereof.
ARTICLE 7
CLOSING
     7.1 Buyer’s Conditions Precedent to Closing. The obligations of Buyer with regard to Closing under this Agreement are, at its option, subject to the fulfillment of each and all of the following conditions prior to or at the Closing:
(a)	Seller shall have performed and complied with all the agreements and conditions required in this Agreement to be performed and complied with by Seller prior to Closing; and Buyer and Seller agree that Escrowholder may deem all such items to have been performed and complied with when Seller has deposited all items in Escrow as required hereunder.

(b)	Title Insurer is prepared to issue its ALTA Owner’s Policy of Title Insurance in the amount of the Purchase Price showing title vested in Buyer subject only to the Permitted Exceptions and the usual exceptions found in said policy.

(c)	The representations by Seller contained herein shall be true and correct in all material respects as of the Closing Date.

(d)	Seller under the Portfolio Sale Agreement has performed and complied with the agreements and conditions required in the Portfolio Sale Agreement to be performed and complied with by Seller prior to Closing and Seller under the Portfolio Sale Agreement has deposited all items in Escrow as required thereunder unless waived in writing by Buyer.
     If any one or more items listed above have not been satisfied as of the Closing Date, Buyer shall have the right to terminate this Agreement pursuant to Article 14 hereof.
     7.2 Seller’s Conditions Precedent to Closing. The obligations of Seller with regard to Closing under this Agreement are, at Seller’s option, subject to the fulfillment of all of the following conditions prior to or at the Closing:
(a)	Buyer shall have performed and complied with all the agreements and conditions required by this Agreement to be performed and complied with by Buyer prior to Closing; and Buyer and Seller agree that Escrowholder may deem all such items to have been performed and complied with when Buyer has deposited with Escrowholder all items required hereunder.

(b)	The representations by Buyer contained herein shall be true and correct in all material respects as of the Closing Date.

(c)	Buyer under the Portfolio Sale Agreement has performed and complied with the agreements and conditions required in the Portfolio Sale Agreement to be performed and complied with by Buyer prior to Closing and Buyer under the Portfolio Sale Agreement has deposited all items in Escrow as required thereunder unless waived in writing by Seller.
     If any one or more items listed above have not been satisfied as of the Closing Date, Seller shall have the right to terminate this Agreement pursuant to Article 14 hereof.
     7.3 Deposits in Escrow. On or before the day preceding the Closing Date:
          7.3.1 Seller’s Deposits. Seller shall deliver to Escrowholder the following to be held in escrow:
(a)	The Deed in the form of Exhibit A attached hereto, or in the form required by the jurisdiction in which the Property is located in which the Grantee shall be either Buyer or Buyer’s subsidiary at Buyer’s option;

(b)	Certificate of Non-Foreign Status in the form of Exhibit E attached hereto;

(c)	Bill of Sale in the form of Exhibit B attached hereto;

(d)	TitleAffidavits and GAP Indemnity in the form reasonably acceptable to Seller and Title Insurer;

(f)	Seller’s Certificate in the form of Exhibit H attached hereto; and

(g)	Seller’s closing instructions to Escrowholder.

(h)	Originals or certified copies of all drawings, plans and specifications for the construction of the Contemplated Improvements;
          7.3.2 Buyer’s Deposits. Buyer shall deliver to Escrowholder the following to be held in escrow:

(a)	the balance of the Purchase Price, as provided herein;

(b)	Buyer’s closing instructions to Escrowholder; and

(c)	Buyer’s Certificate in the form of Exhibit I attached hereto.
          7.3.3 Joint Deposits. Buyer and Seller shall jointly deposit with Escrowholder the following documents, each executed by persons or entities duly authorized to execute same on behalf of Buyer and Seller:
(a)	Closing Statement prepared by Escrowholder for approval by Buyer and Seller prior to the Closing Date and such closing statements shall be deposited with Escrowholder after the same has been executed by Buyer and Seller.

(b)	Assignment and Assumption of Development and Construction Contracts in the form of Exhibit F.

(b)	New York State Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate, Form TP-584

(c)	New York City Department of Finance Real Property Transfer Tax Return

(d)	New York State Real Estate Real Property Transfer Report

(e)	Written confirmation from the escrowholder under the Portfolio Sale Agreement that all closing deliveries by Seller have been received by said escrowholder
          7.3.4 Other Documents. Buyer and Seller shall deposit with Escrowholder all other documents which are required to be deposited in escrow by the terms of this Agreement.
     7.4 Costs. Buyer shall pay the cost of (i) a standard ALTA Owner’s Title Insurance Policy, and the cost of all endorsements to such owner’s policy; (ii) the updated survey; (iii) the realty transfer or stamp taxes on any mortgages or deeds of trust placed on the Property by Buyer at Closing; (iv) recording fees; (v) all other costs and expenses of Buyer relating to the sale and Closing. Seller shall pay the cost of realty transfer or stamp taxes on the recordation of the Deeds. Buyer and Seller shall pay all of the cost of Escrow holder’s charge for the escrow, if any. Buyer and Seller shall each pay its own legal fees incurred in connection with the drafting and negotiating of this Agreement and the Closing of the transaction contemplated herein. Buyer shall be responsible for the payment of all unpaid costs incurred in connection with the development and construction of the Property regardless of when incurred and agrees to assume all obligations of Seller under all construction and development-related contracts.
     7.5 Prorations. There shall be no prorations at settlement. All unpaid costs applicable to the development and construction of the Property (including, without limitation, real estate taxes, insurance, soft costs etc.) shall be assumed by Buyer at closing.
     7.6 Insurance. The fire, hazard, and other insurance policies relating to the Property shall be canceled by Seller as of the Closing Date and shall not, under any circumstances, be assigned to Buyer. All unearned premiums for fire and any additional hazard insurance premium or other insurance policy premiums with respect to the Property shall be retained by Seller.
     7.7 Close of Escrow. As soon as Buyer and Seller have deposited all items required with Escrowholder, and upon satisfaction of Sections 7.1 and 7.2, Escrowholder shall cause the sale and purchase of the Property to be consummated (the “Closing”) in accordance with the terms hereof by immediately and in the order specified:
(a)	Wire Transfer. Wire transferring the Purchase Price less (i) Seller’s Broker’s commission (ii) the amount of costs paid by Seller at Closing, and (iii) plus or minus the amount of any prorations pursuant to the terms hereof, all as set forth on the closing statement signed by Seller and Buyer, directly to Seller pursuant to Seller’s written closing instructions. If, in the opinion of Escrowholder, the wire transfer cannot be initiated by Escrowholder on or before 2 p.m., Central Time, on the Closing Date, then after Escrowholder obtains Seller’s approval upon telephonic consultation with Seller, the Closing shall be consummated on the next business day, but the net sales proceeds shall be invested overnight in federal securities, or in a federally insured bank account, in the name of Escrowholder, and such net sales proceeds plus the interest earned thereon shall be disbursed by Escrowholder the next business day, after which the Deeds shall be recorded. Such delay of the Closing will not release Buyer or Seller from their obligations under this Agreement.

(b)	Recordation. Recording the Deeds.

(c)	Delivery of Other Escrowed Documents.
(i)	Joint Delivery. Delivering to each of Buyer and Seller at least one executed counterpart of each of the (a) closing statement and (b) all applicable state and county transfer tax returns.

(ii)	Buyer’s Delivery. Delivering to Buyer the (a) Certificate of Non-Foreign Status; (b) Certificate of Corporate Authorization; (c) Seller’s Certificate; and (d) Title Affidavit and GAP Coverage.

(iii)	Seller’s Delivery. Delivering to Seller the (a) Buyer’s Certificate, and (b) Assignment and Assumption of Real Estate Purchase Sale Agreement, if applicable.

(d)	Broker’s Commission. Delivering to Seller’s Broker, the commission as reflected on the closing statement executed by Seller and Buyer.
     7.8 Possession. As of the Closing Date, possession of the Property, along with the following items shall be delivered to Buyer:
(a)	Keys. Any keys and or key cards to any door or lock on the Property in the possession of Seller.

(d)	Licenses and Permits. All original licenses or permits or certified copies thereof issued by governmental authorities having jurisdiction over the Property which Seller has in its possession and which are transferable.
     7.9 Recorded Instruments. As soon after the Closing as possible, Escrowholder shall deliver to Buyer the original recorded Deed, and shall deliver to Seller a copy of the recorded Deed, with recordation information noted thereon.
ARTICLE 8
CONDEMNATION AND CASUALTY
     If any condemnation, loss, damage by fire, or other casualty to the Property occurs prior to the Closing Date, Seller shall give prompt written notice to Buyer.
     If any condemnation or taking of the Property, or loss or damage by fire or other casualty to the Property occurs prior to the Closing, which does not exceed the Materiality Limit, the Closing shall occur just as if such condemnation, loss, or damage had not occurred, and Seller shall assign to Buyer all of Seller’s interest in any condemnation actions and proceeds, or deliver to Buyer any and all proceeds paid to Seller by Seller’s insurer with respect to such fire or other casualty; provided, however, that Seller shall be entitled to retain an amount of such insurance proceeds equal to Seller’s reasonable expenses, if any, incurred by Seller in repairing the damage caused by fire or other casualty. At Closing, in the case of a fire or other casualty, Seller shall give Buyer a credit on the Purchase Price equal to the lesser of the estimated cost of restoration or the amount of any deductible, unless Seller has repaired the damage caused by such fire or other casualty. Seller shall maintain its current insurance coverage in place on the Property at all times prior to the Closing.
     In the event, prior to the Closing, of any condemnation of all or a part of the Property, or loss or damage by fire or other casualty to the Property, which exceeds the Materiality Limit, at Buyer’s sole option, either:
(a)	this Agreement shall terminate in accordance with Article 14 hereof if Buyer shall so notify Seller in writing within ten (10) days of Buyer receiving notice from Seller of the casualty or condemnation; or

(b)	if Buyer shall not have timely notified Seller of its election to terminate this Agreement in accordance with paragraph (a) above, the Closing shall occur just as if such condemnation, loss, or damage had not occurred, without reduction in the Purchase Price, and Seller shall assign to Buyer all of Seller’s interest in any condemnation actions and proceeds or deliver to Buyer any and all proceeds paid to Seller by Seller’s insurer with respect to such fire or other casualty; provided, however, that Seller shall be entitled to retain an amount of such insurance proceeds equal to Seller’s reasonable expenses, if any, incurred by Seller in repairing the damage caused by such fire or other casualty. At Closing, in the case of a fire or other casualty, Seller shall give Buyer a credit on the Purchase Price equal to the lesser of the estimated cost of restoration or the amount of the deductible, unless Seller has repaired the damage caused by such fire or other casualty.
     Notwithstanding anything contained herein to the contrary, the insurance proceeds to be credited or delivered to Buyer pursuant to this Article will exclude business interruption or rental loss insurance proceeds, if any, allocable to the period through the Closing Date, which proceeds will be retained by Seller. Any condemnation proceeds or business interruption or rental loss insurance proceeds received by Seller and allocable to the period after the Closing Date shall be delivered to Buyer. This provision shall survive Closing.
ARTICLE 9
NOTICES
     All notices, requests, demands, and other communications given pursuant to this Agreement shall be in writing and shall be deemed to have been duly delivered, (i) when hand delivered to the addressee; (ii) one (1) business day after having been deposited, properly addressed and prepaid for guaranteed next-business-day delivery with a nationally recognized, overnight courier service (e.g., FedEx, or U.S. Express Mail); or (iii) when received via facsimile transmission as evidenced by a receipt transmission report, provided that a copy is also promptly delivered pursuant to either of the methods set forth in (i) or (ii) immediately above. All such notices, requests, or demands shall be addressed to the party to whom notice is intended to be given at the addresses set forth in Article 2 hereof or to such other address as a party to this Agreement may from time to time designate by notice given to the other party(ies) to this Agreement.
ARTICLE 10
SUCCESSORS AND ASSIGNS
     Neither this Agreement nor any interest therein shall be assigned or transferred by Seller. However, Buyer may assign or otherwise transfer all of its interest under this Agreement to an entity or entities directly or indirectly controlled by Buyer (“Assignee”) provided that, in such event, (i) Buyer and Assignee shall be jointly and severally liable for all of the representations, warranties, indemnities, waivers, releases and other obligations and undertakings set forth in this

Agreement, and (ii) not less than ten (10) business days prior to the Closing Date, Buyer shall deliver to Seller (a) written notice of such assignment in which the exact nature of Assignee’s affiliation with Buyer is set forth, along with the precise signature block to be included in all closing documents; and (b) a copy of an Assignment and Assumption of Real Estate Purchase and Sale Agreement in the form of Exhibit J attached hereto. Subject to the foregoing, this Agreement shall inure to the benefit of, and shall be binding upon, Seller and Buyer and their respective successors and assigns.
ARTICLE 11
BROKERS
     Buyer and Seller represent to each other that they have dealt with no broker or other person except Seller’s Brokers in connection with the sale of the Property in any manner which might give rise to any claim for commission. Seller agrees to be responsible for payment of Seller’s Brokers’ fees only, and does not assume any liability with respect to any fee or commission payable to any co-broker or any other party. No broker or person other than Seller’s Brokers is entitled to receive any broker’s commissions, finder’s fees, or similar compensation from Seller in connection with any aspect of the transaction contemplated herein. It is agreed that if any claims for brokerage commissions or fees are ever made against Seller or Buyer in connection with this transaction, all such claims shall be handled and paid by the party whose actions or alleged commitments form the basis of such claim, and said party who is responsible shall indemnify and hold the other party harmless against any claim for brokerage or finder’s fees, or other like payment based in any way upon agreements, arrangements, or understandings made or claimed to have been made by Buyer or Seller with any third person. This provision shall survive the Closing or other termination of this Agreement.
ARTICLE 12
COVENANT NOT TO RECORD
     Buyer will not record this Agreement or any memorandum or other evidence thereof. Any such recording shall constitute a material default hereunder on the part of Buyer.
ARTICLE 13
DEFAULT
     In the event of a default by either Seller or Buyer, the remedies for default provided for in this Article 13 shall constitute the sole and exclusive remedies of the other party.
     13.1 Default by Buyer. If Buyer fails to deposit the Earnest Money when required, this Agreement shall automatically terminate and both parties shall be released of all further liability hereunder, except for the obligations hereunder which expressly survive the termination of this Agreement. If Buyer fails to consummate the Closing on the Closing Date, this Agreement shall automatically terminate and Seller’s sole and exclusive remedy shall be to retain all Earnest

Money (including all interest thereon) as liquidated damages and both parties shall be released of all further liability hereunder, except for the obligations hereunder which expressly survive the termination of this Agreement. In the event of any default on the part of Buyer, other than its failure to deposit the Earnest Money when required hereunder or to consummate the Closing on the Closing Date as set forth above, Seller, as Seller’s sole and exclusive remedy, shall have the right, following Seller’s giving Buyer written notice of such default on Buyer’s failure to cure such default within five (5) business days following such notice being given, to terminate this Agreement and retain all Earnest Money (including all interest thereon) as liquidated damages, in which event, both parties shall be released of all further liability hereunder, except for the obligations hereunder which expressly survive the termination of this Agreement. The Earnest Money amount is agreed upon by both parties as liquidated damages, acknowledging the difficulty and inconvenience of ascertaining and measuring actual damages and the uncertainty thereof. Notwithstanding the foregoing, Buyer and Seller agree that nothing contained herein shall limit Seller’s right to seek and obtain damages from Buyer due to Buyer defaulting in its obligations hereunder which expressly survive the termination of this Agreement.
     13.2 Default by Seller. In the event of default by Seller, Buyer, as Buyer’s sole and exclusive remedies, may elect either (i) to terminate this Agreement and receive reimbursement of the Earnest Money (including all interest thereon), in which event both parties shall be released of all further liability hereunder, except for the obligations hereunder which expressly survive the termination of this Agreement or (ii) to file, within thirty (30) days of the Closing Date, an action for specific performance of Seller’s express obligations hereunder, without abatement of, credit against, or reduction in the Purchase Price. Neither Escrowholder nor Seller shall be obligated to return the Earnest Money (including all interest thereon) to Buyer unless Buyer gives Seller and Escrowholder written notice terminating all of Buyer’s interest in the Property and this Agreement; provided, however, that failure of Buyer to give Seller such notice shall not be construed to expand Buyer’s rights or remedies in any manner. Notwithstanding the foregoing, Buyer and Seller agree that nothing contained herein shall limit Buyer’s right to seek and obtain damages from Seller due to Seller defaulting in its obligations hereunder which expressly survive the termination of this Agreement.
ARTICLE 14
NON-DEFAULT TERMINATION
     In the event of any termination of this Agreement pursuant to a provision expressly stating that the provisions of this Article are applicable, the following provisions shall apply:
(a)	except for those obligations which expressly survive termination of this Agreement, neither Buyer nor Seller shall have any further obligations hereunder; and

(b)	upon satisfaction of all of Buyer’s monetary obligations under this Agreement, which shall include Buyer’s obligation to restore the Property to the condition that existed prior to Buyer’s entry pursuant to Section 6.2 hereof, the Earnest Money (including interest earned thereon) shall be returned to Buyer upon Seller’s receipt of (i) written notice from Buyer expressly acknowledging the termination of all of Buyer’s interest in the Property and this Agreement; and (ii) all materials provided to Buyer by Seller or Seller’s agents, and any copies made by Buyer or Buyer’s agents pursuant to this Agreement; provided, however, that failure of Buyer to give Seller such notice shall not be construed to expand Buyer’s rights or remedies in any manner.
ARTICLE 15
INDEMNITIES
     15.1 Seller Indemnity.
          (a) Effective as of the Closing Date, Seller shall indemnify, defend and hold Buyer harmless from and against any actual, direct damages (and reasonable attorneys’ fees and other reasonable legal costs) incurred by Buyer within nine (9) months of the Closing Date (“Limitation Period”) resulting from an inaccuracy as of the Closing Date in the representations and warranties of Seller set forth in Section 3.1 hereof, of which inaccuracy Buyer had no knowledge of on or before the Closing Date. Such agreement by Seller to so indemnify, defend and hold Buyer harmless shall be null and void except to the extent that, prior to the expiration of the Limitation Period, Seller shall have received notice from Buyer pursuant to Article 9 hereof referring to this Section and specifying the amount, nature, and facts underlying any claim being made by Buyer hereunder. Seller’s liability under this Section 15.1(a) shall be limited to damages, which, in the aggregate (i) exceed Fifty Thousand Dollars ($50,000.00) and (ii) are less than Two Hundred Fifty Thousand Dollars ($250,000). In no event shall Seller be liable for consequential, punitive and/or exemplary damages of any nature whatsoever.
          (b) Effective as of the Closing Date, Seller shall indemnify, defend and hold Buyer harmless from and against any actual, direct damages (but not for any attorneys’ fees and other legal costs incurred by Buyer if Seller or its insurer shall conduct the defense) incurred by Buyer with respect to a claim which (a) is made by a third party alleging a tort committed by Seller or (b) alleges bodily injury or property damage related to the Property and occurring before the Closing Date; provided that such claim does not arise out of or in any way relate to Hazardous Material or Indoor Air Pollutants.

     15.2 Buyer Indemnity.
     (a) Effective as of the Closing Date, Buyer shall indemnify, defend and hold Seller harmless from and against any actual, direct damages (and reasonable attorneys’ fees and other reasonable legal costs) incurred by Seller within nine (9) months of the Closing Date (“Limitation Period”) resulting from an inaccuracy as of the Closing Date in the representations and warranties of Buyer set forth in Section 3.3, of which inaccuracy Seller had no knowledge of on or before the Closing Date. Such agreement by Buyer to so indemnify, defend and hold Seller harmless shall be null and void except to the extent that, prior to the expiration of the Limitation Period, Buyer shall have received notice from Seller pursuant to Article 9 referring to this Section and specifying the amount, nature, and facts underlying any claim being made by Seller hereunder. In no event shall Buyer be liable for consequential, punitive and/or exemplary damages of any nature whatsoever. Buyer’s liability under this Section 15.2(a) shall be limited to damages which in the aggregate (i) exceed Fifty Thousand Dollars ($50,000.00) and (ii) are less than Two Hundred Fifty Thousand Dollars ($250,000).
     (b) Effective as of the Closing Date, Buyer shall indemnify, defend and hold Seller harmless from and against any actual, direct damages (but not for any attorneys’ fees and other legal costs incurred by Seller if Buyer or its insurer shall conduct the defense) incurred by Seller in connection with or arising out of a claim which (a) is made by a third party alleging a tort committed by Buyer or (b) alleges bodily injury or property damage related to the Property occurring on or after the Closing Date; provided that such claim does not arise out of or in any way relate to Hazardous Material or Indoor Air Pollutants.
     15.3 Unknown Environmental Liabilities. Unknown environmental liabilities (as defined below) shall be allocated in accordance with applicable law. As used herein, “Unknown Environmental Liabilities” means future obligations to remediate Hazardous Material contamination located on, or originating from the Property which occurred on or before the Closing Date, but only to the extent (a) neither Seller nor Buyer has notice of such Hazardous Material as of the Closing Date, and (b remediation or other action with respect to such Hazardous Material is then required by an applicable governmental agency under then current state or federal environmental laws or regulations and also would have been required under state or federal environmental laws or regulations existing as of the Closing Date. Neither Seller nor Buyer shall solicit the involvement of local, state or federal governmental agencies in any of the aforesaid determinations, except only to the extent required by law.
     15.4 Release. Except with respect to Seller’s indemnification obligations set forth in Section 15.1 hereof and Seller’s obligations, if any, under Section 15.3 hereof, Buyer, for itself and any of its designees, successors and assigns, hereby irrevocably and absolutely waives, releases, and forever discharges, and covenants not to file or otherwise pursue any legal action (whether based on contract, statutory rights, common law or otherwise) against the Indemnified Parties with respect to any and all suits, claims, damages, losses, causes of action, and all other expenses and liabilities relating to this Agreement or the Property, whether direct or indirect, known or unknown, contingent or otherwise (including, without limitation, suits, claims, damages, losses, causes of action, and all other expenses and liabilities relating to environmental law and/or the presence of Hazardous Materials or Indoor Air Pollutants), whether direct or indirect, known or unknown, foreseeable or unforeseeable, and whether relating to any period of time either before or after the Closing Date. In connection with this Section 15.4, Buyer hereby expressly waives the benefits of any provision or principle of federal or state law, or regulation that may limit the scope or effect of the foregoing waiver and release to the extent applicable.
          Except with respect to Buyer’s indemnification obligations set forth in Section 15.2 hereof and Buyer’s obligations, if any, under Section 15.3 hereof, Seller, for itself and any of its designees, successors and assigns, hereby irrevocably and absolutely waives, releases, and forever discharges, and covenants not to file or otherwise pursue any legal action (whether based on contract, statutory rights, common law or otherwise) against the Indemnified Parties with respect to any and all suits, claims, damages, losses, causes of action, and all other expenses and liabilities relating to this Agreement or the Property, whether direct or indirect, known or unknown, contingent or otherwise, whether direct or indirect, known or unknown, foreseeable or unforeseeable, and whether relating to any period of time either before or after the Closing Date. In connection with this Section 15.4, Seller hereby expressly waives the benefits of any provision or principal of federal or state law, or regulation that may limit the scope or effect of the foregoing waiver and release to the extent applicable.
     15.5 Survival. All of the provisions of this Article 15 shall survive the Closing.
ARTICLE 16
MISCELLANEOUS
     16.1 Survival of Representations, Covenants, and Obligations. Except as otherwise expressly provided herein, no representations, covenants, or obligations contained herein shall survive Closing or termination of this Agreement.
     16.2 Attorneys’ Fees. In the event of any litigation between the parties hereto concerning this Agreement, the subject matter hereof or the transactions contemplated hereby, the losing party shall pay the reasonable attorneys’ fees and costs incurred by the prevailing party in connection with such litigation, including appeals.

     16.3 Publicity. Buyer and Seller agree to treat this transaction as strictly confidential prior to Closing. Without limiting the foregoing, neither party will make any public announcement of the transactions contemplated herein, and will not directly or indirectly contact the Property’s vendors or contractors until after Closing occurs. Neither party will publicly advertise or announce the sale of the Property, except by mutual written consent, until after the Closing Date. In no event will either party advertise or announce the terms of this Agreement, except by mutual written consent.
     16.4 Captions. The headings or captions in this Agreement are for convenience only, are not a part of this Agreement, and are not to be considered in interpreting this Agreement.
     16.5 Waiver. No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.
     16.6 Time. Time is of the essence with regard to each provision of this Agreement, including, without limitation, the Closing Date. If the final date of any period provided for herein for the performance of an obligation or for the taking of any action falls on a Saturday, Sunday, or national/banking holiday, then the time of that period shall be deemed extended to the next day which is not a Saturday, Sunday, or national/banking holiday. If the Closing Date provided for herein should fall on a Friday, Saturday, Sunday, or national/banking holiday, then the Closing Date shall be deemed extended to the next day which is not a Friday, Saturday, Sunday, or banking holiday. Each and every day described herein shall be deemed to end at 5:00 p.m. Central Time.
     16.7 Controlling Law. This Agreement shall be construed in accordance with the laws of the state of New York (without regard to principles of conflicts of law).
     16.8 Severability. If any one or more of the provisions of this Agreement shall be determined to be void or unenforceable by a court of competent jurisdiction or by law, such determination will not render this Agreement invalid or unenforceable, and the remaining provisions hereof shall remain in full force and effect.
     16.9 Construction. Buyer and Seller agree that each party and its counsel have reviewed, and if necessary, revised this Agreement, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, exhibits, or schedules hereto.
     16.10 Execution. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original, but such counterparts together shall constitute but one agreement.
     16.11 Amendments. This Agreement may be modified, supplemented, or amended only by a written instrument executed by Buyer and Seller.

     16.12 Entire Agreement. This Agreement constitutes the entire and complete agreement between the parties relating to the transactions contemplated hereby, and all prior or contemporaneous agreements, understandings, representations, warranties, and statements, oral or written, are merged herein. No representation, warranty, covenant, agreement, or condition not expressed in this Agreement shall be binding upon the parties hereto or shall affect or be effective to interpret, change, or restrict the provisions of this Agreement.
     16.13 Tax Free Exchange. Notwithstanding anything to the contrary contained in this Agreement, Seller and Buyer acknowledge that Seller shall have the right at Closing to exchange the Property in a transaction intended to qualify as a tax free exchange under Section 1031 of the Code (a “Tax Free Exchange”). If Seller elects to effect a Tax Free Exchange pursuant to this Section 161.3, Seller shall provide written notice to Buyer prior to Closing, in which case Buyer shall enter into an exchange agreement and other exchange documents with a “qualified intermediary” (as defined in Treas. Reg. §1.103(k)-1(g)(4) of the Code) (the “Exchange Party”), pursuant to which Seller shall execute and deliver such documents as maybe required to complete the transactions contemplated by the Tax Free Exchange which are in form and substance reasonably acceptable to Buyer, and otherwise cooperate with Seller in all reasonable respects to effect the Tax Free Exchange. In no event shall Seller’s consummate of a Tax Free Exchange be a condition to Closing or delay or postpone the Closing. Seller shall indemnify, defend and hold Buyers harmless from and against any and all losses that may be incurred by Buyer in connection with Seller’s use of the transaction as a Tax Free Exchange. The provisions of this Section 16.13 shall survive the Closing or earlier termination of this Agreement.
     16.14 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original document, but all of which counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, this Agreement has been executed as of the Effective Date.
     SELLER:
American Storage Properties North LLC,
a Delaware limited liability company,

By:	The Northwestern Mutual Life Insurance Company,
a Wisconsin corporation, a member

	By:	Northwestern Investment Management Company, LLC,
a Delaware limited liability company, its wholly-owned
affiliate and authorized representative

By:

, Managing Director

And

By:	American Storage Properties North Investors LLC, a
Delaware limited liability company, a member

By:

Stephen J. Garchik, Manager

By:

Andrew J. Czekaj, Manager

BUYER:

Acadia Storage Post Metropolitan Avenue LLC

By:
Name:
Title:

RECEIPT BY ESCROWHOLDER
     Fidelity National Title Insurance Company shall serve as Escrowholder pursuant to the terms and provisions of that certain Real Estate Purchase and Sale Agreement between American Storage Properties North LLC and Acadia Storage Post Metropolitan Avenue LLC (the “Agreement”), and hereby acknowledges receipt of a fully executed copy of the Agreement and the Earnest Money referred to therein in the sum of                     . Fidelity National Title Insurance Company agrees to accept, hold, apply, and/or return such Earnest Money, and disburse any funds received pursuant to the provisions of the Agreement, and otherwise comply with the obligations of Escrowholder as set forth in the Agreement.

Fidelity National Title Insurance Company

By:

Name:

Its:

Date of receipt:

EXHIBIT A
CONDOMINIUM UNIT DEED
THIS INDENTURE, made as of the ___day of                     , 2008, by and between American Storage Properties North LLC, a Delaware limited liability company, having an address at 9001 Congressional Court, Potomac, Maryland 20854 (hereinafter referred to as the “Grantor”) and Acadia Realty Trust, with an address at                      (hereinafter referred to as the “Grantee”)
WITNESSETH:
          That the Grantor, in consideration of Ten ($10.00) Dollars and other valuable consideration paid by the Grantee, does hereby grant and release unto the Grantee, the heirs or successors and assigns of the Grantee, forever:
ALL OF THE PROPERTY DESCRIBED IN “SCHEDULE A” ANNEXED HERETO,
KNOWN AS CONDOMINIUM UNIT 2,
THE 48-05 METROPOLITAN AVENUE CONDOMINIUM,
RIDGEWOOD, NEW YORK, TAX BLOCK 2611, LOT 1002
WHICH IS ALSO KNOWN BY THE STREET ADDRESS
48-05 METROPOLITAN AVENUE, RIDGEWOOD NEW YORK
     Together with the appurtenances and all the estate and rights of the Grantor in and to the Unit;
     Together with, and subject to the rights, obligations, easements, restrictions, agreements and other provisions set forth in the Declaration and the By-Laws of THE 48-05 METROPOLITAN AVENUE CONDOMINIUM, as the same may be amended from time to time (hereinafter referred to as the “By-Laws”), all of which shall constitute the covenants running with the Land and shall bind any person having at any time any interest or estate in the Unit as though recited and stipulated at length herein;
     Subject also to such other liens, agreements, covenants, easements, restrictions, consents and other matters of record and any agreements as pertain to the Unit, to the Land and or any improvements thereon (which is collectively referred to as the “Property”).
     TO HAVE AND TO HOLD the same unto Grantee, and the heirs or successors or assigns of the Grantee, forever.
     If any provision of the Declaration or By Laws is invalid under, or would cause the Declaration or the By-Laws to be insufficient to submit the Property to, the provision of the Condominium Act, or if any provision that is necessary to cause the Declaration and the By-laws to be sufficient to submit the Property to the provisions of the Condominium Act is missing from the Declaration or the By-Laws, or if the By-Laws are insufficient to submit the Property to the provisions of the Condominium Act, the applicable provision of Article 17 of the Declaration shall control.
     The Grantor, in compliance with Section 13 of the Lien Law of the State of New York, covenants that the Grantor will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund for the purpose of paying the cost of improvements at the Property and will apply the same first to the payment of the cost of such improvements before using any part of the same for any other purposes.
     The Grantee accepts and ratifies the provisions of the Declaration and the By-Laws (and any Rules and Regulations adopted under the By-laws) and agrees to comply with all the terms and provisions thereof.
     The Grantee has examined the Unit and is purchasing the same in its existing condition.
     Grantor hereby covenants with Grantee, its heirs, successors, and assigns, to forever WARRANT AND DEFEND the same against the lawful claims and demands of all persons claiming by, through or under Grantor, but against none other.
     IN WITNESS WHEREOF, this deed has been executed as of the day and year first written above.
GRANTOR:

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TO BE INSERTED IN DEED:
Terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in that certain Declaration recorded in the Queens County Office of the Register of the City of New York on 12/26/2001 in Reel 6143, Page 2230 with respect to the 48-05 Metropolitan Avenue Condominium (such Declaration, together with any amendments thereto recorded prior to the date hereof, is hereinafter referred to as the “Declaration”).
Unit: Seller agrees to sell and convey, and purchaser agrees to purchase Unit No. 2 in the premises known as 48-05 Metropolitan Avenue, Ridgewood, New York and designated as the building shown on the floor plans attached hereto as Exhibit A and marked with the letter “Z” at the 48-05 Metropolitan Avenue Condominium (the “Condominium”), together with an undivided 50% percent interest in the Common Elements appurtenant to such Unit (the “Unit”), as designated in the Declaration or the By-laws (as same may be amended from time to time), all upon and subject to the terms and conditions set forth herein.

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STATE OF WISCONSIN	)
	)	SS.
COUNTY OF MILWAUKEE	)
     On this ___day of                     , 20___, before me appeared                                          and                                          who are personally to me known and known to me to be a                      and Assistant Secretary of Northwestern Investment Management Company, LLC, and to be the same persons who, as such officers, executed the foregoing instrument of writing in the name of said limited liability company and duly and severally acknowledged the execution thereof as the free act and deed of said limited liability company as an authorized representative of The Northwestern Mutual Life Insurance Company.
     And then and there the said                                          and                                          , being by me first duly sworn, did say, each for himself/herself, that the said                                          is                                          and the said                                           is Assistant Secretary of Northwestern Investment Management Company, LLC, that the seal affixed to the foregoing instrument is the corporate seal of The Northwestern Mutual Life Insurance Company and that said instrument was signed and sealed in its behalf.

Notary Public, State of Wisconsin
My Commission expires:
This instrument was prepared by                                         .

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SCHEDULE 1
TO
SPECIAL WARRANTY DEED
LEGAL DESCRIPTION

EXHIBIT B
BILL OF SALE
                                                                    ,                                        ,                                          (“Seller”), in consideration of the sum of Ten and no/100 Dollars ($10.00) and other good and valuable consideration, to it in hand paid by                                          (“Buyer”), the receipt and sufficiency of which is hereby acknowledged, sells to Buyer the personal property described on Schedule 1 attached hereto which is located on the land described on Schedule 2 attached hereto.
     SELLER MAKES NO WARRANTIES OR REPRESENTATIONS WHATSOEVER, INCLUDING WITHOUT LIMITATION, WARRANTIES OF CONDITION, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.
     IN WITNESS WHEREOF, Seller has executed this instrument as of                                         , 20___ to be effective as of the Closing Date. All capitalized terms used, but not defined herein, shall have the meanings ascribed to them in that certain Real Estate Purchase and Sale Agreement with an Effective Date of                                         , 20___, between Seller and Buyer.

SCHEDULE 1
TO
BILL OF SALE
PERSONAL PROPERTY
None

SCHEDULE 2
TO
BILL OF SALE
Legal Description

EXHIBIT C-1
Copy of Construction Contract

Exhibit C-2
Copy of all contracts affecting the Property

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EXHIBIT D
EXCEPTIONS TO SELLER’S REPRESENTATIONS AND WARRANTIES

EXHIBIT E
CERTIFICATE OF NON-FOREIGN STATUS
     Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by                                                             , the undersigned hereby certifies the following on behalf of                                                             :
1.	is a limited liability company and is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	‘s U.S. employer identification number is ; and

3.	‘s home office address is .
                                              understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.
     Under penalty of perjury, I declare that I have examined this certificate and to the best of my knowledge and belief, it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of                                                             .
     Dated as of the ___ day of                                         , 20_.

EXHIBIT F
ASSIGNMENT AND ASSUMPTION OF CONSTRUCTION AND DEVELOPMENT
CONTRACTS
ASSIGNMENT AND ASSUMPTION OF CONSTRUCTION CONTRACTS
     KNOW ALL MEN BY THESE PRESENTS, THAT American Storage Properties North LLC, a Delaware limited liability company (“Assignor”), in consideration of Ten Dollars ($10.00) and other good and valuable consideration in hand paid, the receipt and sufficiency of which is hereby acknowledged, hereby assigns unto                                          (“Assignee”):
     ALL of Assignor’s right, title and interest in and to (i) any and all contracts and agreements which relate to the development and construction of the Ridgewood storage facility (the “Property”) located on the land described on Exhibit A attached hereto and made a part hereof (the “Contracts”) and (ii) any warranties, guaranties and certifications in connection with the development or construction of the improvements on the Property and as to which Assignor is the beneficiary (the “Assigned Assets”)
     TO HAVE AND TO HOLD the Assigned Assets unto Assignee, its successors and assigns from and after the date of execution and delivery hereof (the “Delivery Date”) for all the rest of the respective terms, if any, mentioned in the Assigned Assets, subject to the covenants, conditions and provisions of such Assigned Assets.
     Assignee hereby assumes all of the duties or obligations to the Contracts from and after the ___ day of                     , 2008 (the “Assignment Effective Date”).
     Assignee hereby agrees to indemnify and hold Assignor harmless from all loss, cost, damage and expense (including without limitation, reasonable attorney’s fees) arising as a result of the breach by Assignee, on or after the Delivery Date, of any obligation or covenant under the Contracts.
     Assignor hereby agrees to indemnify and hold Assignee harmless from all loss, cost, damage and expense (including without limitation, reasonable attorney’s fees) arising as a result of the breach by Assignor, prior to the Delivery Date, of any obligations or covenant under the Contracts.

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     IN WITNESS WHEREOF, this Assignment and Assumption of Construction Contracts has been duly signed and sealed by the parties hereto, in multiple counterpart copies, as of the ___ day of                     , 2008.
ASSIGNOR:
ASSIGNEES:

3

ACKNOWLEDGEMENT AND CONSENT BY CONTRACTOR
     The undersigned,                                                               (“Contractor”), hereby acknowledges consents and/or agrees as follows:
     1. Contractor acknowledges that                                          (“Original Owner”) intends to, effective as of the ___ day of ___, 2008 (the “Assignment Effective Date”) assign, transfer and set over, or has assigned, transferred and set over unto                                          (“New Owner”) all of Original Owner’s right, title and interest in and to, and all of its duties and obligations, if any, under those certain contracts, agreements, certificates, warranties and other documents identified on Exhibit A attached hereto and incorporated herein by this reference (the “Assigned Agreements”).
     2. Contractor consents to the foregoing assignment(s).
     3. Contractor agrees that, from and after the Assignment Effective Date, New Owner shall be entitled to all of the rights and benefits under the Assigned Agreements enjoyed by Original Owner thereunder prior to such assignment and that Contractor agrees that from and after the Assignment Effective Date, New Owner shall be liable for and responsible for all duties and obligations under the Assigned Agreements and that Original Owner is, from and after the date hereof, released from any and all duties and obligations under the Assigned Agreements..
     We need estoppel language including amounts to be paid and amounts paid.
Dated:
CONTRACTOR:

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EXHIBIT G
Intentionally Deleted

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EXHIBIT H
SELLER’S CERTIFICATE
     THIS CERTIFICATE (this “Certificate”) is made as of this ___ day of                     , 20___, to be effective as of the Closing Date, by                                                              (“Seller”) in favor of                                          (“Buyer”).
RECITALS:
     Seller and Buyer entered into that certain Real Estate Purchase and Sale Agreement (the “Agreement”) with an Effective Date of                     , 20___, with respect to the purchase and sale of property commonly known as                                         , located at                                           in the City of                                         , County of                     , State of                                          , described therein, and the Agreement provides that all of the representations and warranties and covenants of Seller in the Agreement shall be reaffirmed by Seller at Closing.
     Therefore, Seller hereby certifies to Buyer as follows:
1.	As of the date hereof, Seller’s representations and warranties set forth in the Agreement, including, but not limited to, those set forth in Section 3.1 of the Agreement, remain true, correct, and complete in all material respects. To the extent the representations and warranties of Seller in the Agreement were qualified to Seller’s Actual Knowledge in the Agreement, this reaffirmation of such representations and warranties is also qualified to Seller’s Actual Knowledge.

2.	All capitalized terms used in this Certificate without separate definition shall have the same meanings assigned to them in the Agreement.
     IN WITNESS WHEREOF, this Certificate has been executed by the duly authorized representative of Seller the day and year first above written.
     SELLER:

EXHIBIT I
BUYER’S CERTIFICATE
     THIS CERTIFICATE (this “Certificate”) is made as of this ___ day of                     , 20___, to                                         , by                                           (“Buyer”), in favor of                                                              (“Seller”).
RECITALS
     Seller and Buyer entered into that certain Real Estate Purchase and Sale Agreement (the “Agreement”) with an Effective Date of                     , 20___, with respect to the purchase and sale of property commonly known as                                         , located at                                           , in the City of                     , County of                                         , State of                                          , described therein. The Agreement provides that all of the representations and warranties of Buyer in the Agreement shall be reaffirmed by Buyer at Closing.
     Therefore, Buyer hereby certifies to Seller effective as of the Closing Date (as defined in the Agreement) as follows:
1.	Buyer hereby reaffirms as of the date hereof, Seller’s representations and warranties set forth in the Agreement, including, but not limited to, those set forth in Section 3.3 of the Agreement, remain true, correct, and complete in all material respects.

2.	All capitalized terms used in this Certificate without separate definition shall have the same meanings assigned to them in the Agreement.
     IN WITNESS WHEREOF, this Certificate has been executed by the duly authorized representative of Buyer the day and year first above written.

BUYER:

By:
Name:
Its:

EXHIBIT J
ASSIGNMENT AND ASSUMPTION OF REAL ESTATE PURCHASE AND SALE
AGREEMENT
     This ASSIGNMENT AND ASSUMPTION OF REAL ESTATE PURCHASE AND SALE AGREEMENT (“Assignment”) is made as of                                           , 20___ by and between                                            (“Original Buyer”) and                                           (“Assuming Buyer”) with respect to the following:
RECITALS
     A. Original Buyer and                                                              (“Sell er”) have entered into that certain Real Estate Purchase and Sale Agreement dated as of                                          (the “Agreement”), wherein Seller has agreed to sell to Original Buyer, and Original Buyer has agreed to purchase from Seller, certain real property and improvements located thereon as described in the Agreement (“Property”).
     B. Original Buyer desires to assign its interest in the Agreement to Assuming Buyer, and Assuming Buyer desires to assume such interest, all as hereinafter provided.
AGREEMENT
     In consideration of the foregoing Recitals and the mutual covenants and agreements contained in this Assignment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Original Buyer and Assuming Buyer agree as follows:
     1. Assignment of Agreement Original Buyer hereby assigns to Assuming Buyer all of Original Buyer’s right, title and interest in and to the Agreement, and Assuming Buyer hereby accepts such assignment. Assuming Buyer hereby assumes and agrees to perform, and to be bound by, all of the terms, covenants, conditions, and obligations imposed upon or assumed by Original Buyer under the terms of the Agreement.
     2. Joint and Several Liability Original Buyer shall not be released from any existing obligations under the Agreement as a result of this Assignment, and Assuming Buyer hereby agrees to be jointly and severally liable with Original Buyer for all representations, warranties, indemnities, waivers, releases, and other obligations and undertakings set forth in the Agreement, including, without limitation, the obligations and undertakings set forth in the Sections of the Agreement entitled “Buyer’s Reliance on Own Investigations; “AS-IS” Sale,” “Buyer Indemnity” and “Release”.
     3. Representations and Warranties of Assuming Buyer Assuming Buyer hereby represents and warrants to Seller that:

(a) Assuming Buyer is directly or indirectly controlled by Original Buyer;
(b) Assuming Buyer, and the individuals signing this Assignment on behalf of Assuming Buyer, have the full, legal power, authority, and right to execute and deliver and to perform their legal obligations under this Assignment. Assuming Buyer’s performance hereunder and the transactions contemplated hereby have been duly authorized by all requisite action on the part of Assuming Buyer and no remaining action is required to make this Agreement binding on Assuming Buyer.
(c) Assuming Buyer is not, and shall not become, a person or entity with whom U. S. persons or entities are restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or be otherwise associated with such persons or entities.
4. Miscellaneous
     (a) Entire Agreement. The Agreement, together with this Assignment, embodies the entire understanding between Original Buyer and Assuming Buyer with respect to its subject matter and can be changed only by an instrument in writing signed by Original Buyer and Assuming Buyer and approved in writing by Seller.
     (b) Time of Essence. Time is of the essence of each and every term, condition, obligation and provision hereof.
     (c) Counterparts. This Assignment may be executed in one or more counterparts, including facsimile counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute the same Assignment.
     (d) Applicable Law. This Assignment shall be governed by and construed and enforced in accordance with the laws of the state in which the Property is located without regard to conflicts of law principles.
     (e) Capitalized Terms. Capitalized terms used in this Assignment shall have the same meaning as set forth in the Agreement unless otherwise specifically defined herein.

2

     IN WITNESS WHEREOF, this Assignment has been executed as of the day and year second set forth above.

ORIGINAL BUYER:

By:
Name:
Title:

ASSUMING BUYER:

By:
Name:
Title:

3